Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Coca-Cola FEMSA, S.A.B. de C.V. and Propimex, S. de R.L. de C.V., for the registration of debt securities, warrants, and guarantees of debt securities and to the incorporation by reference therein of our reports dated March 14, 2013, with respect to the consolidated financial statements of Coca-Cola FEMSA, S.A.B. de C.V. and subsidiaries and the effectiveness of internal control over financial reporting of Coca-Cola FEMSA, S.A.B. de C.V. and its subsidiaries, included in its Annual Report on Form 20-F, for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Mancera, S.C.
A member practice of
Ernst & Young Global

/s/ Oscar Aguirre Hernandez
Oscar Aguirre Hernandez

Mexico City, Mexico

March 15, 2013